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                                                                      EXHIBIT 99

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
The PB Financial Services Corporation
Duluth, Georgia

We have audited the accompanying consolidated balance sheet of The PB Financial Services Corporation and subsidiary as of December 31, 1999, and the related consolidated statements of loss, changes in stockholders' equity and cash flows for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The PB Financial Services Corporation and subsidiary as of December 31, 1999, and the results of their operations and cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ BDO Seidman, LLP
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BDO Seidman, LLP


Atlanta, Georgia
 March 16, 2000